As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-279220

Registration No. 333-274791

Registration No. 333-274603

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-279220

FORM S-8 REGISTRATION STATEMENT NO. 333-274791

FORM S-8 REGISTRATION STATEMENT NO. 333-274603

UNDER

THE SECURITIES ACT OF 1933

WK Kellogg Co

(Exact name of registrant as specified in its charter)

Delaware	92-1243173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Kellogg Square, P.O. Box 3599 Battle Creek, Michigan	49016-3599
(Address of Principal Executive Offices)	(Zip Code)

WK Kellogg Co 2023 Long-Term Incentive Plan (as amended and restated)

WK Kellogg Co Savings and Investment Plan

Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan

WK Kellogg Co 2023 Employee Stock Purchase Plan

(Full title of the plans)

Gordon P. Paulson, Secretary

One Kellogg Square, P.O. Box 3599

Battle Creek, Michigan 49016-3599

(Name and address of agent for service)

(269) 401-3000

(Telephone number, including area code, of agent for service)

With a copy to:

Daniel Brass

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by WK Kellogg Co (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (Registration No.  333-279220) filed with the SEC on May 8, 2024 registering 5,000,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the WK Kellogg Co 2023 Long-Term Incentive Plan (the “2023 Plan”) (as amended and restated on May 2, 2024);

•

Registration Statement on Form S-8 (Registration No.  333-274791) filed with the SEC on September 29, 2023 registering for issuance (i) 2,000,000 shares of Common Stock under the WK Kellogg Co Savings and Investment Plan and (ii) 2,250,000 shares of Common Stock under the Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan; and

•

Registration Statement on Form S-8 (Registration No.  333-274603) filed with the SEC on September 20, 2023 registering (i) 5,142,000 shares of Common Stock issuable pursuant to the 2023 Plan and (ii) 2,500,000 shares of Common Stock issuable pursuant to the WK Kellogg Co 2023 Employee Stock Purchase Plan.

On September 26, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 10, 2025 (the “Merger Agreement”), by and among the Registrant, Ferrero International S.A., a Luxembourg public limited company (“Parent”), and Frosty Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned indirect subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offers and sales of its securities pursuant to the Registration Statements. Accordingly, in accordance with the undertakings made by the Registrant in the Registration Statements, the Registrant is filing the Post-Effective Amendments to remove from registration any and all of its securities registered under the Registration Statements, including shares of Common Stock, that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the applicable Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Battle Creek, State of Michigan, on this 26th day of September, 2025.

WK KELLOGG CO

By:	/s/ Gary Pilnick
Gary Pilnick
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) of each of the WK Kellogg Co Savings and Investment Plan and the Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan have duly caused the applicable Post-Effective Amendments to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Battle Creek, State of Michigan, on this 26th day of September, 2025.

WK KELLOGG CO SAVINGS AND INVESTMENT PLAN

By:	/s/ Julia Santner
Julia Santner
Chairperson of Administrative Committee

KELLOGG COMPANY BAKERY, CONFECTIONERY, TOBACCO WORKERS AND GRAIN MILLERS SAVINGS AND INVESTMENT PLAN

By:	/s/ Julia Santner
Julia Santner
Chairperson of Administrative Committee

No other person is required to sign the Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.